Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS FIRST QUARTER SALES

AND EARNINGS

Pennsauken, NJ, January 27, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 28, 2019.

Sales increased 4% to $282.9 million from $271.6 million in last year’s first quarter. Net earnings decreased to $17.1 million in the current quarter from $17.5 million last year.  Earnings per diluted share decreased to $.89 for the first quarter from $.93 last year. Operating income decreased 2% to $21.7 million in the current quarter from $22.1 million in the year ago quarter. Operating income was impacted by approximately $1 million of costs related to the relocation of our ICEE company’s headquarters to Tennessee.

Net earnings for last year’s quarter benefited from a reduction of approximately $900,000 in tax, or $.05 per diluted share, as the provision for the one time repatriation tax as a result of the Tax Cuts and Job Act of 2017 was reduced as the amount recorded the year prior was an estimate. Excluding the reduction in the provision for the one-time repatriation tax, our effective tax rate was 28.0% in last year’s quarter.

Our effective tax rate was 27.3% in this year’s quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We remain committed to long term profitable sales growth.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended
	December 28,	December 29,
	2019	2018

Net Sales	$282,897	$271,612

Cost of goods sold	205,036	194,749
Gross Profit	77,861	76,863

Operating expenses
Marketing	22,732	21,442
Distribution	23,542	23,952
Administrative	9,618	9,243
Other general expense	266	144
Total Operating Expenses	56,158	54,781

Operating Income	21,703	22,082

Other income (expense)
Investment income	1,786	1,040
Interest expense & other	(26)	(27)

Earnings before income taxes	23,463	23,095

Income tax expense	6,404	5,569

NET EARNINGS	$17,059	$17,526

Earnings per diluted share	$0.89	$0.93

Weighted average number of diluted shares	19,144	18,897

Earnings per basic share	$0.90	$0.93

Weighted average number of basic shares	18,898	18,765

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 28,
	2019	September 28,
	(unaudited)	2019
Assets
Current assets
Cash and cash equivalents	$170,327	$192,395
Marketable securities held to maturity	63,594	51,091
Accounts receivable, net	131,574	140,938
Inventories	125,789	116,165
Prepaid expenses and other	3,862	5,768
Total current assets	495,146	506,357

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	324,511	315,360
Marketing equipment	250,308	240,681
Transportation equipment	10,218	9,725
Office equipment	32,072	31,217
Improvements	40,750	40,626
Construction in progress	8,291	10,039
Total Property, plant and equipment, at cost	695,226	676,724
Less accumulated depreciation and amortization	431,596	423,276
Property, plant and equipment, net	263,630	253,448

Other assets
Goodwill	119,484	102,511
Other intangible assets, net	75,848	54,922
Marketable securities held to maturity	55,289	79,360
Marketable securities available for sale	16,541	19,903
Operating lease right-of-use assets	64,399	-
Other	2,698	2,838
Total other assets	334,259	259,534
Total Assets	$1,093,035	$1,019,339

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$342	$339
Accounts payable	71,919	72,029
Accrued insurance liability	11,615	10,457
Accrued liabilities	13,140	7,808
Current operating lease liabilities	13,762	-
Accrued compensation expense	12,709	21,154
Dividends payable	10,867	9,447
Total current liabilities	134,354	121,234

Noncurrent finance lease liabilities	628	718
Noncurrent operating lease liabilities	53,300	-
Deferred income taxes	61,730	61,920
Other long-term liabilities	503	1,716

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,900,000 and 18,895,000 respectively	47,511	45,744
Accumulated other comprehensive loss	(12,178)	(12,988)
Retained Earnings	807,187	800,995
Total stockholders' equity	842,520	833,751
Total Liabilities and Stockholders' Equity	$1,093,035	$1,019,339

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three months ended
	December 28,	December 29,
	2019	2018
Operating activities:
Net earnings	$17,059	$17,526
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	11,887	10,774
Amortization of intangibles and deferred costs	843	861
Share-based compensation	1,299	972
Deferred income taxes	(231)	689
Loss on marketable securities	9	1,027
Other	14	82
Changes in assets and liabilities net of effects from purchase of companies
Decrease in accounts receivable	10,254	14,386
Increase in inventories	(8,524)	(4,974)
Decrease in prepaid expenses	1,922	340
Decrease in accounts payable and accrued liabilities	(963)	(8,872)
Net cash provided by operating activities	33,569	32,811
Investing activities:
Payments for purchases of companies, net of cash acquired	(44,970)	-
Purchases of property, plant and equipment	(17,605)	(11,837)
Purchases of marketable securities	(4,000)	(17,513)
Proceeds from redemption and sales of marketable securities	18,782	17,125
Proceeds from disposal of property and equipment	898	577
Other	38	(236)
Net cash used in investing activities	(46,857)	(11,884)
Financing activities:
Proceeds from issuance of stock	468	1,704
Payments on finance lease obligations	(86)	(83)
Payment of cash dividend	(9,447)	(8,438)
Net cash used in financing activities	(9,065)	(6,817)
Effect of exchange rate on cash and cash equivalents	285	(875)
Net (decrease) increase in cash and cash equivalents	(22,068)	13,235
Cash and cash equivalents at beginning of period	192,395	111,479
Cash and cash equivalents at end of period	$170,327	$124,714

The accompanying notes are an integral part of these statements.

	Three months ended
	December 28,	December 29,
	2019	2018
	(unaudited)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$49,941	$48,991
Frozen juices and ices	7,043	7,527
Churros	16,391	15,135
Handhelds	7,189	8,802
Bakery	96,372	94,245
Other	6,512	5,326
Total Food Service	$183,448	$180,026

Retail Supermarket
Soft pretzels	$9,826	$10,186
Frozen juices and ices	10,093	10,996
Biscuits	6,978	7,864
Handhelds	2,761	2,568
Coupon redemption	(543)	(694)
Other	311	359
Total Retail Supermarket	$29,426	$31,279

Frozen Beverages
Beverages	$35,255	$31,167
Repair and maintenance service	22,486	19,915
Machines revenue	11,981	8,904
Other	301	321
Total Frozen Beverages	$70,023	$60,307

Consolidated Sales	$282,897	$271,612

Depreciation and Amortization:
Food Service	$6,918	$6,322
Retail Supermarket	359	335
Frozen Beverages	5,453	4,978
Total Depreciation and Amortization	$12,730	$11,635

Operating Income :
Food Service	$18,034	$17,697
Retail Supermarket	2,217	2,211
Frozen Beverages	1,452	2,174
Total Operating Income	$21,703	$22,082

Capital Expenditures:
Food Service	$8,403	$6,278
Retail Supermarket	960	552
Frozen Beverages	8,242	5,007
Total Capital Expenditures	$17,605	$11,837

Assets:
Food Service	$757,781	$686,192
Retail Supermarket	30,963	28,100
Frozen Beverages	304,291	219,692
Total Assets	$1,093,035	$933,984

RESULTS OF OPERATIONS

Net sales increased $11,285,000 or 4% to $282,897,000 for the three months ended December 28, 2019 compared to the three months ended December 29, 2018. Excluding sales from the acquisition of ICEE Distributors in October 2019, sales increased 3%.

FOOD SERVICE

Sales to food service customers increased $3,422,000 or 2% in the first quarter to $183,448,000. Soft pretzel sales to food service increased 2% to $49,941,000 as higher sales to convenience store chains more than offset lower sales to schools.

Frozen juices and ices sales decreased 6% to $7,043,000 in the three months with sales decreases primarily to school food service customers.

Churro sales to food service customers were up 8% in the quarter to $16,391,000 with sales increases to warehouse club stores and generally across our customer base.

Sales of bakery products increased $2,127,000 or 2% in the first quarter to $96,372,000 with significant offsetting increases and decreases in sales to particular customers.

Sales of handhelds decreased $1,613,000 or 18% in the quarter with the decrease primarily coming from lower sales to co-pack customers. Sales of funnel cake increased $1,240,000 or 25% in the quarter primarily due to higher sales to one casual dining restaurant chain.

Sales of new products in the first twelve months since their introduction were approximately $2.5 million in this quarter. Price increases were approximately $2.7 million for the quarter and net volume increases accounted for approximately $700,000 of sales in the quarter.

Operating income in our Food Service segment increased from $17,697,000 to $18,034,000 in the quarter primarily because of higher volume and improved operations at our Hill & Valley bakery.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets decreased $1,853,000 or 6% to $29,426,000 in the first quarter. Soft pretzel sales for the first quarter were down 4% to $9,826,000, sales of frozen juices and ices were down 8% to $10,093,000 in the first quarter and sales of biscuits were down 11% to $6,978,000 in the first quarter as we lost some volume and placements in all three product categories due to price increases implemented a year ago.  We expect volume to at least stabilize beginning in our second quarter.   Handheld sales to retail supermarket customers increased 8% to $2,761,000 in the quarter.

There were virtually no sales of new products in the first quarter. Price increases provided about $1.3 million of sales in the quarter and net volume decreased by about $3.2 million.

Operating income in our Retail Supermarkets segment was $2,217,000 in this year’s first quarter compared to $2,211,000 in last year’s quarter as the benefits of higher prices offset the negative impact of lower volume.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 16% to $70,023,000 in the first quarter. Beverage related sales were up 13% to $35,255,000. Excluding sales from the acquisition of ICEE Distributors in October 2019, frozen beverages and related product sales increased 12% and beverage related sales increased 4%. Gallon sales were up 6% for the three months exclusive of ICEE Distributors’ gallons. Service revenue increased 13% to $22,486,000 in the first quarter with sales increases and decreases spread throughout our customer base.

Machines revenue (primarily sales of frozen beverage machines) were $11,981,000, an increase of 35%. Operating income in our Frozen Beverage segment decreased to $1,452,000 in this quarter compared to $2,174,000 last year as a result of generally higher costs, including approximately $1 million of costs for the relocation of ICEE’s headquarters. We expect additional relocation costs of about $800,000 in our second quarter.

CONSOLIDATED

Gross profit as a percentage of sales was 27.52% in the three month period this year and 28.30% last year.  Gross profit percentage decreased because of lower volume in our combined food service and retail supermarket segments, product mix changes including higher machines sales in our frozen beverages segment and generally higher costs in our frozen beverages segment.

Total operating expenses increased $1,377,000 in the first quarter but as a percentage of sales decreased to 19.9% from 20.2% last year. Marketing expenses increased to 8.04% of sales in this year’s quarter from 7.89% last year. Distribution expenses were 8.32% of sales in this year’s quarter and 8.82% of sales in last year’s quarter primarily because of lower freight rates. Administrative expenses were 3.40% of sales this quarter compared to 3.40% of sales last year.

Operating income decreased $379,000 or 2% to $21,703,000 in the first quarter as a result of the aforementioned items.

Investment income increased by $746,000 in the first quarter primarily because of recognized unrealized gains of $71,000 this year compared to recognized unrealized losses of $1,027,000 last year.

Net earnings decreased $467,000, or 3%, in the current three month period to $17,059,000. Net earnings in last year’s quarter benefitted by a reduction of approximately $900,000 in tax as the provision for the one time repatriation tax as a result of the Tax Cuts and Job Act of 2017 was reduced as the amount recorded the year prior was an estimate. Excluding the reduction in the provision for the one time repatriation tax, our effective tax rate was 28.0% in last year’s quarter. Our effective tax rate was 27.3% in this year’s quarter.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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